Exhibit 99.1

Contact:	For news media, George E. Biechler, 610-774-5997
For financial community, Joseph P. Bergstein, 610-774-5609
PPL Corporation

PPL completes sale of certain non-core generating assets

ALLENTOWN, Pa. (March 9, 2011) -- PPL Corporation (NYSE: PPL) said Wednesday (3/9) it has completed the previously announced sale of its interests in certain non-core generating stations to an affiliate of LS Power Equity Advisors for approximately $381 million in cash.
The transaction includes the 244-megawatt PPL Wallingford Energy plant, a natural gas-fired facility located in the Town of Wallingford, Conn.; the 585-megawatt PPL University Park plant, a natural gas-fired facility located in University Park, Ill.; and PPL’s one-third share in Safe Harbor Water Power Corporation, owner of the 421-megawatt Safe Harbor Hydroelectric Station on the Susquehanna River in Conestoga, Pa.
The sale, for which PPL recorded an after-tax special item charge of $64 million in 2010, primarily in the third quarter, is factored into PPL’s current 2011 earnings and cash flow forecasts.
Credit Suisse and BofA Merrill Lynch served as PPL’s financial advisers in this transaction.
PPL Corporation, headquartered in Allentown, Pa., owns or controls nearly 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity and natural gas to about 5.2 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.
LS Power is a power generation and transmission group with a proven track record of successful development activities, operations management and commercial execution. LS Power has been involved in the development, construction, or operations of over 20,000 MW of power generation throughout the United States. LS Power is actively developing both power generation and transmission infrastructure to serve the need for new generation and improve the aging transmission system. LS Power has raised over $13 billion to support investment in energy infrastructure since 2005. For more information, visit www.LSPower.com.

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